Exhibit 10.4

ASSIGNMENT AGREEMENT

WHEREAS I, Boris Goldstein (herein “Assignor”), in consideration of my prior employment and my past director position with Brain Scientific Inc., a Nevada corporation with an address at 125 Wilbur Place, Suite 170 Bohemia, NY 11716 (“Brain Scientific”), and MemoryMD Inc., a Delaware corporation and the wholly-owned subsidiary of Brain Scientific (“Memory MD”) hereby assign or confirm any previous assignment of the full and exclusive right, title and interest in and to Proprietary Information and Inventions (each as defined herein) to Memory MD and its successors and assigns.

“Proprietary Information” is information relating to the Business and generally unavailable to the public that has been created, discovered, developed or otherwise has become known to the Assignor as a result of being an employee or director of either Brain Scientific or Memory MD, which information has economic value or potential economic value to the Business. Proprietary Information includes, but is not limited to, trade secrets, processes, formulas, writings, data, know-how, negative know-how, improvements, discoveries, developments, software, firmware, source code, algorithms, designs, inventions, techniques, technical data, patent applications, customer and supplier lists, financial information, business plans or projections and any modifications or enhancements to any of the above.

“Inventions” include all discoveries, developments, designs, improvements, inventions, formulas, software programs, firmware, source code, algorithms, processes, techniques, know-how, writings, trade secrets, graphics and other data, whether or not patentable or registrable under patent, copyright or similar statutes, that are related to or useful in the Business. Without limiting the generality of the foregoing, Inventions also include the properties listed in Schedule A, and all improvements and modifications thereof, all other applications in countries foreign thereto for the Inventions, all Letters Patent which may issue from said applications in the United States and countries foreign thereto, all divisions, continuations, reissues, and extensions of said applications, and the right to claim for any of said applications the full benefits and priority rights under the International Convention and any other international agreement to which the United States adheres.

“Business” is the development, use, manufacture and/or sale by Memory MD and/or Brain Scientific of its NeuroCap (all sizes and channels), NeuroEEG, NeuroEEG Amplifier, and Brain E-Tattoo in any US or foreign market, including any associated hardware, electronics, software, source code, algorithms, and firmware, and any neurological diagnostic devices incorporating any of the Inventions and/or Proprietary Information.

Assignor hereby agrees (a) to communicate to Memory MD, its successors and assigns, all facts and information known or available to Assignor respecting the Inventions, including evidence for interference, reexamination, reissue, opposition, revocation, extension, or infringement purposes or other legal, judicial, or administrative proceedings; (b) to testify in person or by affidavit as required in any such proceeding in the United States or a country foreign thereto; (c) to execute and deliver all lawful papers including, but not limited to, original, divisional, continuation, and reissue applications, renewals, assignments, powers of attorney, oaths, affidavits, declarations, depositions; and (d) to provide all reasonable assistance to Memory MD, its successors and assigns, in obtaining and enforcing proper title in and protection for the Inventions.

Assignor hereby represents and warrants, as of the date hereof, that (a) Assignor has not been an inventor on any other US or foreign patent applications or issued patents, outside of those listed in Schedule A, that incorporates the Proprietary Information and Inventions or would compete with the Business as of the date hereof; (b) Assignor is not aware of any other US or foreign patent applications or issued patents applied for in Memory MD’s name or on Memory MD’s behalf or in Brain Scientific’s name or on Brain Scientific’s behalf outside of those in Schedule A; (c) Assignor has not made and is not aware of any public disclosure of any information, whether or not Proprietary Information, that would impact the patentability of the Inventions; (d) Assignor has not shared the Proprietary Information and Inventions assigned to Memory MD or Brain Scientific with any person or business, including BrainBit, Inc.; (e) BrainBit, Inc. has not incorporated and is currently not incorporating any Proprietary Information or Inventions into any of its products or services; and (f) Assignor has the full and unencumbered right to assign and transfer the interests assigned herein, has the full and unencumbered right to represent BrainBit, Inc. as a principal of the company, and that Assignor has not executed and will not execute any document or instrument in conflict herewith. For the avoidance of doubt, it is acknowledged and agreed that this Assignment Agreement in no way limits the Assignor from being affiliated with or employed by Brainbit, Inc. or otherwise working generally in the electroencephalography or neuro businesses, provided the above representations and warranties are true as of the date hereof. For the avoidance of doubt, it is acknowledged that the Proprietary Information and Inventions of Memory MD and Brain Scientific cannot be used by Assignor, BrainBit, Inc. or any other third party at any time without a written licensing agreement.

Assignor acknowledges that he will benefit from this assignment of the Inventions and Proprietary Information.

To the extent that any such Invention or Proprietary Information is not assignable or transferable to Memory MD, Assignor hereby grants to Memory MD a non-exclusive, royalty-free, irrevocable, perpetual, world-wide license to make, have made, modify, manufacture, reproduce, sub-license, use and sell such non-assignable Invention or Proprietary Information.

I (Assignor) acknowledge that any breach or threatened breach by me of any provision of this Agreement may result in immediate and irreparable injury to Memory MD, and that such injury may not be readily compensable by monetary damages. In the event of any such breach or threatened breach, I acknowledge that, in addition to all other remedies available at law and equity, Memory MD or its parent shall be entitled to seek equitable relief (including a temporary restraining order, a preliminary injunction and/or a permanent injunction), and an equitable accounting of all earnings, profits or other benefits arising from such breach and will be entitled to receive such other damages, direct or consequential, as may be appropriate.

/s/ Boris Goldstein

Boris Goldstein

Executed on 9/28/2021

Schedule A

Serial Number	Filing Date	Jurisdiction
15/898,611	February 18, 2018	US
62/462,282	February 22, 2017	US
201880002338.7	February 18, 2018	CN
PCT/US2018/018570	February 18, 2018	WIPO
18757492.6	February 18, 2018	EP
63/115,810	November 19, 2020	US
63/070,749	August 26, 2020	US
PCT/US2021/047305	August 24, 2021	WIPO
17/410,255	August 24, 2021	US

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